                                                                    EXHIBIT 4.18

                            SUBSCRIPTION AGREEMENT
                            ----------------------


     This Subscription Agreement (the "Agreement") dated November 12, 1996 is entered into by and between SyQuest Technology, Inc., a Delaware corporation (together with its successors, "SyQuest"), and Fletcher International Limited, a company organized under the laws of the Cayman Islands (together with its successors, "Fletcher").

     Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings given to them in Regulation S ("Regulation S") under the United States Securities Act of 1933, as amended (the "Securities Act").

     The parties hereto agree as follows:

     1.  Purchase and Sale.  In consideration of and upon the basis of the
         -----------------
representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

               a. Common Stock.  SyQuest agrees to issue and sell to Fletcher,
                  ------------
     and Fletcher agrees to purchase from SyQuest, on the Closing Date specified in Section 2 hereof, 1,500,000 newly issued shares of SyQuest common stock, par value $.001 per share (the "Common Stock"), at a purchase price equal to FIVE and 68.75/100 DOLLARS ($5.6875) per share (the "Purchase Price",
                                                        --------------------
     the last sales price of the Common Stock as reported by Bloomberg L.P. ("Bloomberg") for the date hereof. The shares of Common Stock purchased pursuant to this Section 1.a are referred to herein as the "Initial Shares."

               b. Warrant.  In consideration of the purchase of the Initial
                  -------
     Shares by Fletcher, SyQuest will issue to Fletcher on the Closing Date a warrant (the "Warrant") having the terms set forth in the Warrant Certificate attached hereto as Annex A to purchase shares of Common Stock (the "Warrant Certificate"). The shares of Common Stock issuable pursuant to the Warrant are referred to herein as the "Warrant Shares."

          2.  Closing.  The delivery of the Initial Shares referred to in
              -------
Section 1.a and the delivery of the Warrant referred to in Section 1.b (the "Closing") shall take place via facsimile at 2:00 p.m. (New York time) on November 13, 1996, or at such other date and time as Fletcher and SyQuest may agree in writing (such date and time being referred to herein as the "Closing Date").

          At the Closing, the following deliveries shall be made:

               a. Initial Shares Certificate.  SyQuest shall deliver the
                  --------------------------
     certificate representing the Initial Shares to Fletcher.

               b. Warrant.  SyQuest shall deliver the Warrant Certificate to
                  -------
     Fletcher.

               c. Closing Documents.  The closing documents required by Sections
                  -----------------
     7 and 8 shall be delivered to Fletcher and SyQuest, respectively.

               d. Purchase Price.  Fletcher shall cause to be wire transferred
                  --------------
     to SyQuest, in accordance with instructions furnished by SyQuest at least one day prior to the Closing, an amount, in immediately available United States dollars, equal to the product of the Purchase Price multiplied by 1,500,000.

          The foregoing deliveries shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

          3.  Representations and Warranties of SyQuest.  Except as set forth in
              -----------------------------------------
the Schedule of Exceptions attached hereto, SyQuest hereby represents and warrants to Fletcher on the date hereof and on the Closing Date and on each Warrant Exercise Date (as defined in the Warrant Certificate) as follows:

               a. SyQuest has been duly incorporated and is validly existing in good standing under the laws of Delaware, or, after the Closing Date if another entity has succeeded SyQuest in accordance with the terms hereof, under the laws of one of the United States.

               b. The execution, delivery and performance of this Agreement and the Warrant Certificate by SyQuest have been duly authorized by all requisite corporate action and no further consent or authorization of SyQuest, its Board of Directors or its stockholders is required. This Agreement and the Warrant Certificate have been duly executed and delivered by SyQuest and, when duly authorized, executed and delivered by Fletcher, will be valid and binding agreements enforceable against SyQuest in accordance with their terms, subject to bankruptcy, insolvency, reorgani-zation, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

               c. SyQuest has full corporate power and authority necessary to execute and deliver this Agreement and the Warrant Certificate and to perform its obligations hereunder and thereunder.

               d. No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by SyQuest of this Agreement and the Warrant Certificate or the performance by SyQuest of any of its obligations hereunder or thereunder, other than, with respect to any Warrant Exercise Date, any consent, approval, authorization or order which has been received on or prior to such date.

               e. Neither the execution and delivery by SyQuest of this Agreement and the Warrant Certificate nor the performance by SyQuest of any of its obligations hereunder or thereunder:

                    (1) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the Certificate of Incorporation or by-laws of SyQuest or any of its subsidiaries or any Certificate of Designation relating to any securities of SyQuest or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of which SyQuest is aware (after due inquiry) of any court, governmental agency or body, or arbitrator having jurisdiction over SyQuest or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which SyQuest or any of its subsidiaries is a party, by which SyQuest or any of its subsidiaries is bound, or to which any of the properties or assets of SyQuest or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which SyQuest or any of its subsidiaries is a party or (E) any rules of the National Association of Securities Dealers, Inc. applicable to SyQuest or the transactions contemplated hereby; or

                    (2) results in the creation or imposition of any lien, charge or encumbrance upon (A) any Initial Share, the Warrant or any Warrant Share or (B) any of the properties or assets of SyQuest or any of its subsidiaries.

               f. SyQuest has validly reserved 1,875,000 shares for issuance pursuant to the Warrant. When issued to Fletcher against payment therefor in accordance with the terms of this Agreement and the Warrant Certificate, each Initial Share, the Warrant and each Warrant Share:

                    (1) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

                    (2) will be free and clear of any security interests, liens, claims or other encumbrances (other than those resulting solely from actions by Fletcher); and

                    (3) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of SyQuest.

               g. The Initial Shares have been, and upon notice of issuance the Warrant Shares will be, duly listed and admitted for trading on the NASDAQ National Market ("NASDAQ") or, following the Closing Date, listed and registered on a national securities exchange (as defined in the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")). On the Closing Date, SyQuest shall continue to satisfy all quantitative maintenance criteria of the NASDAQ.

               h. SyQuest is a Reporting Issuer within the meaning of Regulation S, provided, however, that the representations and warranties
                   --------  -------
     contained in this Section 3(h) shall not be required to be given in respect of any Warrant Exercise Date if the provisions of Section 3A are applicable and SyQuest is in full compliance therewith and Fletcher is permitted to resell the Common Stock thereunder.

               i. On the Closing Date, there is no pending or, to the best knowledge of SyQuest, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over SyQuest or any of its affiliates that would materially affect the execution by SyQuest of, or the performance by SyQuest of its obligations under, this Agreement or the Warrant Certificate, provided,
                                                                   --------
     however, that the representations and warranties contained in this Section
     -------
     3(i) shall not apply to any action, threatened action, suit, proceeding or investigation initiated by Fletcher.

               j. SyQuest has timely filed all filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act or under Section 13(a) or 15(d) of the Exchange Act (each, an "SEC Filing") required to be filed by SyQuest pursuant to such acts and no SEC Filing, or press release containing information material to the business of SyQuest as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

               k. Since the date of SyQuest's most recent SEC Filing, there has not been, and SyQuest is not aware of any development that might be reasonably likely to result in, any material adverse change in the condition, financial or otherwise, or in the business affairs or business prospects of SyQuest, whether or not arising in the ordinary course of business, except as disclosed in such SEC Filing, provided, however, that
                                                       --------  -------
     the representations and warranties contained in this Section 3(k) shall not be required to be given in respect of any Warrant Exercise Date; and

     provided further that (i) the parties hereto acknowledge that Fletcher has
     -------- -------
     neither requested of nor received from SyQuest any non-public information relating to SyQuest or the business affairs or business prospects of SyQuest and (ii) without limiting Fletcher's reliance on any of the representations, warranties, covenants and agreements of SyQuest contained herein, Fletcher assumes the risk that the knowledge of any of the non-public information described in proviso (i) of this Section 3(k) might have materially influenced Fletcher's decision to enter into and perform this Agreement. As of the Closing Date, SyQuest is not aware of any development that might result in SyQuest not satisfying all quantitative maintenance criteria of the NASDAQ.

               l. The offer and sale of the Initial Shares, the Warrant and the Warrant Shares to Fletcher pursuant to this Agreement and the Warrant Certificate will, subject to compliance by Fletcher with the applicable representations and warranties contained in Section 4 hereof and with the applicable covenants and agreements contained in Section 6 hereof, be made in accordance with the provisions and requirements of Regulation S and any applicable state law, provided, however, that the representations and
                           --------  -------
     warranties contained in this Section 3(l) shall not be required to be given in respect of any Warrant Exercise Date if the provisions of Section 3A are applicable and SyQuest is in full compliance therewith and Fletcher is permitted to resell the Common Stock thereunder.

               m. Neither SyQuest nor any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any Directed Selling Efforts with respect to the Initial Shares, the Warrant or the Warrant Shares, and all such persons understand and have complied and will otherwise comply with the requirements of Regulation S.

               n. The transactions contemplated by this Agreement and the Warrant are not part of a plan or scheme on the part of SyQuest, any of its subsidiaries or any person acting on its or their behalf to evade the registration provisions of the Securities Act.

               o.  Reserved.

               p. Except for securities proposed to be sold for an aggregate purchase price of approximately $20 million to Beijing Legend Group Ltd. and its affiliates (the "BLC Transaction"), on the Closing Date, neither SyQuest nor any of its affiliates has offered to sell or sold any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock in reliance upon Regulation S at any time during the past 12 months and there are no outstanding convertible or exchangeable securities that have been offered or sold in reliance upon Regulation S, except, in each case the Initial Shares, the Warrant and the Warrant Shares sold pursuant hereto.

               q.  Capitalization.  As of the date hereof, the authorized
                   --------------
     capital stock of SyQuest consists of 60,000,000 shares of Common Stock, and 4,000,000 shares of Preferred Stock, par value $.001 per share, of SyQuest ("Preferred Stock"). As of October 31, 1996, (i) 13,867,370 shares of
       ---------------
     Common Stock and 48,956 shares of Preferred Stock were issued and outstanding, (ii) 16,903,356 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options, convertible Preferred Stock, warrants or other rights (based, with respect to 12,468,118 shares of Common Stock, on a conversion price of $5.7503 per share of Common Stock) and (iii) 1,225,000 shares of Common Stock were held in the treasury of SyQuest. All the outstanding shares of Common Stock are, and all shares which may be issued pursuant to stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof. As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above from October 31, 1996 to the date hereof, (i) no shares of capital stock or other voting securities of SyQuest were outstanding, (ii) no equity equivalents, interests in the ownership or earnings of SyQuest or other similar rights were outstanding and (iii) there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of SyQuest or any of its subsidiaries or obligating SyQuest or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, SyQuest or any of its subsidiaries or obligating SyQuest or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. In October 1996, SyQuest issued and sold 30,000 shares of its Preferred Stock substantially on the terms set forth in the Certificates of Designation and securities purchase agreements filed with SyQuest's Current Report on Form 8-K/A filed by SyQuest with the SEC on November 1, 1996, including the payment to an escrow account for the benefit of SyQuest of an aggregate of $30 million in cash.

          3A.  Registration Provisions.
               -----------------------

               a. If, at any time after the date hereof, there is any determination of application of, or change in, any law or regulation relating to the issuance and resale of the Initial Shares, the Warrant or the Warrant Shares, including any interpretation or revision by the SEC or action by the United States government relating to Regulation S or any successor or revision to Regulation S, and such determination, change, interpretation, successor provision or revision imposes a Restricted Period applicable to any security issued or issuable hereunder or under the Warrant that is greater than that in effect on the date of this Agreement, or would materially impair the ability of Fletcher or any of its affiliates to offer, sell or otherwise dispose of any such security pursuant to Regulation S as contemplated hereby, or requires any such offer, sale or other disposition to be registered under the Securities Act, then upon the written request of Fletcher (a "Registration Request"), SyQuest shall, as promptly as practicable thereafter and at its own expense, file a registration statement (the "Registration Statement") under the Securities Act covering the sale or resale of all such securities (each a "Covered Security") and shall use its best efforts to cause such registration statement to be declared effective as promptly as possible; provided that Fletcher shall have provided such information and cooperation in connection therewith as SyQuest may reasonably request. Upon the ef-fectiveness of such Registration Statement (A) SyQuest shall issue such securities to Fletcher in accordance with the terms hereof and (B) the provisions of Sections 3(l), (m) and (o), 4(e), (f), (g), (h), (i) and (j), 5(a), (b), (c) and
     (d), 6 (collectively, the "Specified Provisions"), 7(a) and (b) (to the extent applicable to the Specified Provisions), 8(b), (c) and (d) (to the extent applicable to the Specified Provisions) shall thereafter be of no force and effect with respect to the issuance of such Covered Securities.

               b. In the case of the registration effected by SyQuest pursuant to this Section 3A registration provisions, SyQuest will use its best efforts to: (i) keep such registration effective until the earlier of (A) the third anniversary of the issuance of each Covered Security, (B) such date as all of the Covered Securities shall have been sold by Fletcher or
     (C) such time as all of the Covered Securities held by Fletcher can be sold by Fletcher or any of its affiliates within a three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act ("Rule 144"); (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Covered Securities by Fletcher or any of its affiliates; (iii) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, as Fletcher from time to time may reasonably request; (iv) cause all Covered Securities that are Common Stock to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by SyQuest are then listed or quoted; (v) provide a transfer agent and registrar for all Covered Securities and a CUSIP number for all Covered Securities; (vi) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC; and (vii) file the documents required of SyQuest and otherwise use its best efforts to obtain and maintain requisite blue sky clearance in (A) all jurisdictions in which any of the Covered Securities are originally sold and (B) all other states specified in writing by Fletcher, provided, however, that as to this clause (B), SyQuest shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented.

               c. SyQuest shall furnish to Fletcher upon request a reasonable number of copies of a supplement to or an amendment of such

     Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Covered Securities by Fletcher or any of its affiliates pursuant to the Registration Statement.

               d. With a view to making available to Fletcher and its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, SyQuest covenants and agrees to: (i) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning SyQuest, until the earlier of (A) the third anniversary of the issuance of each Covered Security or (B) such date as all of the Covered Securities shall have been resold by Fletcher or any of its affiliates; (ii) maintain its status as a Reporting Issuer and file with the SEC in a timely manner all reports and other documents required of SyQuest for use of Form S-3; and
     (iii) furnish to Fletcher upon request, as long as Fletcher owns any Covered Securities, (A) a written statement by SyQuest that it has complied with the reporting requirements of the Securities Act and the Exchange Act,
     (B) a copy of the most recent annual or quarterly report of SyQuest, and
     (C) such other information as may be reasonably requested in order to avail Fletcher and its affiliates of Rule 144 or Form S-3 with respect to such Covered Securities.

               e. Notwithstanding anything else in this Section 3A, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Covered Securities, SyQuest determines in good faith that a development has occurred or a condition exists as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, SyQuest will immediately notify Fletcher thereof by telephone and in writing. Upon receipt of such notification, Fletcher and its affiliates will immediately suspend all offers and sales of any Covered Securities pursuant to the Registration Statement. In such event, SyQuest will amend or supplement the Registration Statement as promptly as practicable and will take such other steps as may be required to permit sales of the Covered Securities thereunder by Fletcher and its affiliates in accordance with applicable federal and state securities laws. SyQuest will promptly notify Fletcher after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented) to Fletcher in accordance with paragraph (b) of this Section 3A. Notwithstanding the foregoing, (A) under no circumstances shall SyQuest be entitled to exercise its right to suspend sales of any Covered Securities pursuant to the Registration Statement more than two times in any twelve-month period, (B) the period during which such sales may be suspended (each a "Blackout Period") shall not exceed thirty days and (C) no Blackout Period may commence less than 30 days after the end of the preceding Blackout Period.

          Upon the commencement of a Blackout Period pursuant to this Section 3A, Fletcher will immediately notify SyQuest of any contracts to sell any Covered Securities (each a "Sales Contract") that Fletcher or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Covered Securities during such Blackout Period, which notice will contain the aggregate sale price and volume of Covered Securities pursuant to such Sales Contract. Upon receipt of such notice, SyQuest will immediately notify Fletcher of its election either (i) to terminate the Blackout Period and, as promptly as practicable, amend or supplement the Registration Statement or the Prospectus in order to correct the material misstatement or omission and deliver to Fletcher copies of such amended or supplemented Registration Statement and Prospectus in accordance with paragraph (b) of this Section 3A or (ii) to continue the Blackout Period in accordance with this paragraph. If SyQuest elects to continue the Blackout Period, and Fletcher or any of its affiliates is therefore unable to consummate the sale of Covered Securities pursuant to the Sales Contract (such unsold Covered Securities being hereinafter referred to herein as the "Unsold Securities"), SyQuest will promptly indemnify each Fletcher Indemnified Party (as such term is defined in Section 11(a) below) against any Proceeding (as such term is defined in Section 11(a) below) that each Fletcher Indemnified Party may incur arising out of or in connection with Fletcher's breach or alleged breach of any such Sales Contract, and SyQuest shall reimburse each Fletcher Indemnified Party for any reasonable costs or expenses (including reasonable legal fees) incurred by such party in investigating or defending any such Proceeding (collectively, the "Indemnification Amount"); provided, however, that each Fletcher
                                --------  -------
     Indemnified Party shall take all actions reasonably necessary or appropriate to mitigate such Indemnification Amount; and provided further,
                                                              -------- -------
     however, that the Indemnification Amount shall be reduced by an amount
     -------
     equal to the number of Unsold Securities multiplied by the difference between (x) the actual per share price received by Fletcher or any of its affiliates upon the sale of the Unsold Securities (if such sale occurs within three Trading Days of the end of the Blackout Period) or the closing sale price of the Common Stock on NASDAQ or other national securities exchange on which the Common Stock is then listed on the third Trading Day after the end of the Blackout Period (if the Unsold Securities are not sold by Fletcher or any of its affiliates within three Trading Days of the end of the Blackout Period), and (y) the per share sale price for the Unsold Securities provided in the Sales Contract. As used herein, the term "Trading Day" means any day on which SyQuest's Common Stock is quoted on NASDAQ or, if applicable, other national securities exchange.

          4.  Representations and Warranties of Fletcher.  Fletcher hereby
              ------------------------------------------
represents and warrants to SyQuest on the date hereof and on the Closing Date, and agrees with SyQuest, as follows:

               a. Fletcher has been duly incorporated and is validly existing in good standing under the laws of the Cayman Islands.

               b. The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by SyQuest, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

               c. Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Initial Shares, the Warrant or the Warrant Shares.

               d. In making the decision to purchase the Initial Shares, the Warrant and the Warrant Shares in accordance with this Agreement, Fletcher has relied solely upon independent investigations made by it and not upon any representations made by SyQuest other than those made in this Agreement.

               e. Fletcher understands that the Initial Shares, the Warrant and the Warrant Shares have not been and , subject to Section 3A, will not be registered under the Securities Act and may not be reoffered or resold other than pursuant to such registration or an available exemption therefrom.

               f. Fletcher is not a U.S. Person and is not acquiring the Initial Shares, the Warrant or any Warrant Shares for the account or benefit of any U.S. Person, and Fletcher is not an affiliate of SyQuest.

               g. At the time the buy orders for the Initial Shares and the Warrant (and any Warrant Shares to be issued during the Restricted Period) were originated, Fletcher was located outside the United States.

               h. Neither Fletcher nor any of its affiliates nor anyone acting on its or their behalf has engaged or will engage in any Directed Selling Efforts with respect to the Initial Shares, the Warrant or any Warrant Shares, and all such persons understand and have complied and will otherwise comply with the requirements of Regulation S.

               i.   Fletcher:

                    (1) will not, during the Restricted Period applicable to the Initial Shares, the Warrant and the Warrant Shares, offer or sell any of the foregoing securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S; and

                    (2) will, after the expiration of the applicable Restricted Period, offer, sell, pledge or otherwise transfer the Initial Shares, the Warrant or any Warrant Shares (or create or maintain any derivative position equivalent thereto) only pursuant to registration under the Securities Act or an available exemption therefrom and, in any case, in accordance with applicable state securities laws; and

                    (3) will not, for a period of 90-days following the Closing Date, offer or sell the Initial Shares, the Warrant, the Warrant Shares or any other shares of Common Stock (or create or maintain any derivative position equivalent thereto, except for stock index derivatives or derivatives of a group of securities), provided, however, that the parties hereto expressly agree that Fletcher may pledge the Initial Shares, the Warrant, the Warrant Shares or any other shares of Common Stock pursuant to a bona fide pledge securing a full recourse debt or other obligation and that, subject to compliance with the Securities Act and any other applicable securities law, such a pledgee will have the right to exercise all remedies under such pledge, including a right to foreclose upon the Initial Shares, the Warrant, the Warrant Shares or any other shares of Common Stock, as the case may be.

               j. Fletcher is purchasing the Initial Shares, the Warrant and the Warrant Shares for its own account, for the purpose of investment and not with a view to a distribution thereof.

               k. The transactions contemplated by this Agreement and the Warrant Certificate are not part of a plan or scheme on the part of Fletcher, any of its affiliates or any person acting on its or their behalf to evade the registration requirements of the Securities Act.

          5.  Covenants of SyQuest.  SyQuest covenants and agrees with Fletcher
              --------------------
as follows:

               a. For so long as any portion of the Warrant remains outstanding, and in any case for a period of 40 days thereafter, SyQuest will continue to be a Reporting Issuer within the meaning of Regulation S and will maintain the eligibility of the Common Stock for quotation on NASDAQ or listing on a national securities exchange (as defined in the Exchange Act).

               b. Except with the written consent of Fletcher, for a period of six months following the date of this Agreement, SyQuest will not offer or sell any Common Stock or any securities convertible into or exchangeable into Common Stock in reliance upon Regulation S, other than the BLC Transaction, and in any event will not take any action which would extend the Restricted Period hereunder.

               c. For so long as any portion of the Warrant remains outstanding, and in any case for a period of 40 days thereafter, neither SyQuest nor any of its affiliates nor any person acting on its or their behalf will engage in any Directed Selling Efforts with respect to the Warrant or any Warrant Shares.

               d. For so long as any portion of the Warrant remains outstanding, and in any case for a period of 40 days thereafter, SyQuest will ensure that all applicable Offering Restrictions with respect to the Warrant and the Warrant Shares are thoroughly complied with and satisfied.

               e. Beginning on the date hereof and for so long as any portion of the Warrant remains outstanding, and in any case for a period of 40 days thereafter, SyQuest will promptly notify Fletcher if there is any public disclosure by SyQuest of material information regarding SyQuest or its financial condition, prospects or results of operation and provide Fletcher with copies of all SEC Filings.

               f.  Reserved.

               g. SyQuest will comply with the terms and conditions of the Warrant as set forth in the Warrant Certificate (as duly amended from time to time by the parties hereto).

               h. For so long as any portion of the Warrant remains outstanding, SyQuest shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for issuance upon exercise of such Warrant, the maximum number of Warrant Shares then so issuable.

          6.  Covenants of Fletcher.  Fletcher hereby covenants and agrees with
              ---------------------
SyQuest as follows:

               a. During any Restricted Period applicable to the Initial Shares, the Warrant or the Warrant Shares, neither Fletcher nor any of its affiliates nor any person acting on its or their behalf will:

                    (1) offer or sell such initial Shares, Warrant or Warrant Shares other than in an Offshore Transaction;

                    (2) engage in any Directed Selling Efforts with respect to such Initial Shares, Warrant or Warrant Shares;

                    (3) offer or sell such Initial Shares, Warrant or Warrant Shares other than: (A) in accordance with Rule 903 or Rule 904 of Regulation S; (B) pursuant to registration under the Securities Act or
          (C) pursuant to an available exemption therefrom; or

                    (4) offer or sell such Initial Shares, Warrant or Warrant Shares, to any U.S. Person or for the account or benefit of any U.S. Person.

               b. Neither Fletcher nor any of its affiliates nor any person acting on its or their behalf will at any time offer or sell any Initial Shares, the Warrant or any Warrant Shares other than pursuant to registration under the Securities Act or pursuant to an available exemption therefrom.

          6A.  Legend.  The term "Restricted Period," with respect to any
               ------
security, shall mean the Restricted Period then applicable to such security pursuant to Regulation S (or any applicable successor thereto), provided that, the parties agree that, absent an intervening change in the applicable law, the Restricted Period with respect to the Initial Shares, the Warrant and the Warrant Shares will expire on the 40th day after the Closing Date. SyQuest shall place the following legend on the certificate representing the Initial
Shares:

          The securities represented by this certificate were issued on November 13 , 1996 (the "Closing Date") pursuant to the Subscription Agreement dated November 12, 1996 between
          SyQuest Technology, Inc. ("SyQuest") and Fletcher International Limited. The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended
          (the "Securities Act"), and have been sold in reliance on the exemption from registration provided by Regulation S under the Securities Act ("Regulation S"). Prior to the expiration of a 40-day restricted period beginning on the Closing Date (the "Restricted Period"), the securities represented by this certificate may not be offered or sold, directly or indirectly, within the United States (as defined in Regulation S under the Securities Act), to a U.S. Person
          (as defined in Regulation S under the Securities Act) or for the account or benefit of a U.S. Person. After the Restricted Period, such securities may be resold in the United States or to a U.S. Person only if they are registered under the Securities Act or an exemption from registration is available.

          At any time after the expiration of the Restricted Period in connection with the sale or pledge of any of the Initial Shares, upon the written request of Fletcher accompanied by either (i) a certification of an appropriate officer of Fletcher that in the case of a sale, the proposed purchaser is not a U.S. Person or, in the case of a pledge, such Initial Shares are being pledged pursuant to a bona fide pledge securing a full recourse debt or other obligation, or, (ii) at SyQuest's option, an opinion of counsel reasonably satisfactory to SyQuest to the effect that it is not necessary in connection with the reoffer and resale, or pledge, as the case may be, of such Initial Shares to register such Initial Shares under the Securities Act, SyQuest shall, or shall cause its transfer agent (if any) to, (i) accept from Fletcher the legended certificates representing such Initial Shares and deliver in their place unlegended certificates therefor, unless such legend is required by law and (ii) release, and not subsequently issue, any stop transfer order or other order impeding such sale and delivery of such Initial Shares. At any time after the expiration of the Restricted Period with respect to the Warrant, certificates for any Warrant Shares issued or in respect of transferred shares of Common Stock will not be legended unless required by law, upon satisfaction of the conditions set forth in Section 8 and, if applicable, in the Warrant Certificate.

          7.  Conditions Precedent to Fletcher's Obligations.  The obligations
              ----------------------------------------------
of Fletcher hereunder are subject to the performance by SyQuest of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

               a. On the Closing Date and on each Warrant Exercise Date (as defined in the Warrant Certificate), (i) the representations and warranties made by SyQuest in this Agreement shall be true and correct, and (ii) SyQuest shall have complied fully with all the covenants and agreements in this Agreement and the Warrant Certificate; and Fletcher shall have received on each such date a certificate of the Chief Executive Officer and the Chief Financial Officer of SyQuest dated such date and to such effect.

               b. On the Closing Date and on each Warrant Exercise Date (as defined in the Warrant Certificate), SyQuest shall have delivered to Fletcher an opinion of counsel reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered in paragraphs (a), (b), (c), (d), (e), (f), (g), (h) and (i) of Section 3 hereof; provided, however, that no such opinion delivered in respect of any
             --------  -------
     Warrant Exercise Date shall be required to cover the matters set forth in paragraph (i) of Section 3 hereof.

               c. On the Closing Date, SyQuest shall have delivered to Fletcher the opinion of counsel reasonably satisfactory to Fletcher, dated the Closing Date, to the effect that the offer and sale of the Initial Shares and the Warrant hereunder do not require registration under the Securities Act.

          8.  Conditions Precedent to SyQuest's Obligations.  The obligations of
              ---------------------------------------------
SyQuest hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by SyQuest:

               a. On the Closing Date and on each Warrant Exercise Date (as defined in the Warrant Certificate), (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct, and (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement and the Warrant Certificate; and SyQuest shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date and to such effect.

               b. On the Closing Date, Fletcher shall have delivered to SyQuest a written certification of an appropriate officer of Fletcher dated such date stating that Fletcher is not a U.S. Person.

               c. On each Warrant Exercise Date, Fletcher shall have delivered to SyQuest a written certification of an appropriate officer of Fletcher dated such date stating that Fletcher is not a U.S. Person.

               d. On the date of any transfer by Fletcher of the Warrant or any Common Stock during the applicable Restricted Period, Fletcher shall have delivered to SyQuest a written certification of an appropriate officer of Fletcher dated such date stating that Fletcher is not a U.S. Person and that the Warrant is not being exercised on behalf of a U.S. Person.

               e. On the Closing Date, Fletcher shall have delivered to SyQuest the opinion of counsel substantially in the form attached hereto, dated the Closing Date, to the effect that the offer and sale of the Initial Shares and the Warrant hereunder do not require registration under the Securities Act.

          9.  Fees and Expenses.  Each of Fletcher and SyQuest agrees to pay its
              -----------------
own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement and the Warrant Certificate.

          10.  Non-Performance.
               ---------------

               If, on any Warrant Exercise Date, SyQuest shall fail to deliver the Warrant Shares required to be delivered pursuant to this Agreement and the Warrant Certificate for any reason other than the failure of any condition precedent to SyQuest's obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then SyQuest shall:

               (1) hold Fletcher harmless against any loss, claim or damage arising from or as a result of such failure by SyQuest; and

               (2) reimburse Fletcher for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Fletcher in connection with this Agreement and the Warrant and the transactions contemplated herein and therein;

provided, however, that SyQuest shall then be under no further liability to
--------  -------
Fletcher except as provided in this Section 10 and Section 11 hereof.

          11.  Indemnification.
               ---------------

               a.  Indemnification of Fletcher.  SyQuest hereby agrees to
                   ---------------------------
     indemnify Fletcher and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended) any of the foregoing persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees) (a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                    (1) any untrue or alleged untrue statement of a material fact by SyQuest or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by SyQuest or any of its affiliates or any person acting on its or their behalf ;

                    (2) any of the representations or warranties made by SyQuest herein being untrue or incorrect; and

                    (3) any breach or non-performance by SyQuest of any of its covenants, agreements or obligations under this Agreement and the Warrant Certificate;

and SyQuest hereby agrees to reimburse each Fletcher Indemnified Party for any reasonable legal or other expenses incurred by such Fletcher Indemnified Party in investigating or defending any such Proceeding;

provided, however, that the foregoing indemnity shall not apply to any
-----------------
Proceeding to the extent that it arises out of or is based upon the gross negligence or wilful misconduct of Fletcher in connection therewith.

               b.  Indemnification of SyQuest.  Fletcher hereby agrees to
                   --------------------------
     indemnify SyQuest and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended) any of the foregoing persons (each a "SyQuest Indemnified Party") against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                    (1) any untrue or alleged untrue statement of a material fact by Fletcher or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any person acting on its or their behalf:

                    (2) any of the representations or warranties made by Fletcher herein being untrue or incorrect; and

                    (3) any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement and the Warrant Certificate;

     and Fletcher hereby agrees to reimburse each SyQuest Indemnified Party for any reasonable legal or other expenses incurred by such SyQuest Indemnified Party in investigating or defending any such Proceeding;

     provided, however, that the foregoing indemnity shall not apply to any
     -----------------
     Proceeding to the extent that it arises out of or is based upon the gross negligence or wilful misconduct of SyQuest in connection therewith.

               c.   Conduct of Claims.
                    -----------------

                    (1) Whenever a claim for indemnification shall arise under this Section, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

                    (2) Upon delivery of such notice, such Indemnified Party shall have a duty to take all reasonable steps to mitigate any losses, liabilities, costs, charges and expenses relating to any such Proceeding;

                    (3) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding;

          provided, however, that counsel to the Indemnifying Party shall not
          --------  -------
          (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

                    (4) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

          12.  Survival of the Representations, Warranties, etc.  The respective
               ------------------------------------------------
representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or person controlling or under common control with, such party and will survive delivery of and payment for the Initial Shares, the Warrant and any Warrant Shares.

          13.  Notices.  all communications hereunder shall be in writing, and
               -------

               a. if sent to Fletcher, shall be delivered by hand, sent by registered mail or transmitted and confirmed by facsimile to Fletcher at:

               Fletcher International Limited
               c/o Midland Bank Trust Corporation (Cayman) Limited P.O. Box 1109, Mary Street
               Grand Cayman, Cayman Islands
               British West Indies
               Telephone:   (809) 949-7755
               Facsimile:   (809) 949-7634

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               1440 New York Avenue, N.W.
               Washington, D.C. 20005
               Attention:  Stephen W. Hamilton
               Telephone:   (202) 371-7010
               Facsimile:   (212) 393-5760

               b. registered mail or transmitted and confirmed by facsimile to SyQuest at: if sent to SyQuest, shall be delivered by hand, sent by

               SyQuest Technology, Inc.
               47071 Bayside Parkway
               Fremont, CA  94538
               Attention:  Chief Financial Officer
               Telephone:   (510) 226-4000
               Facsimile:   (510) 226-4114
               with a copy to:

               Shartsis, Friese & Ginsburg LLP
               One Maritime Plaza, 18th Floor
               San Francisco, CA  94111
               Attention:  Douglas L. Hammer
               Telephone:   (415) 421-6500
               Facsimile:   (415) 421-2922

          14.  Miscellaneous
               -------------

          a. This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.

          b. This Agreement and the Warrant shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 11 hereof, their respective officers, directors, employees, agents, affiliates and controlling persons, and no other person shall have any right or obligation hereunder. SyQuest may not assign this Agreement or the Warrant Certificate.

          c. This Agreement and the Warrant Certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any State or Federal court in the Borough of Manhattan in the City and State of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement and the Warrant (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

          d. The provisions of this Agreement and the Warrant Certificate are severable, and if any clause or provision hereof shall be held invalid, illegal or unenforceable in whole or in part, such invalidity or unenforceability shall not in any manner affect any other clause or provision of this Agreement or the Warrant Certificate.

          e. The headings of the sections of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          f. This Agreement, including the Warrant Certificate, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Warrant Certificate and is not intended to confer upon any person other than the parties any rights or remedies hereunder.

               g. The term "affiliate" is used herein as defined in Rule 144(a)(1) under the Securities Act.

          15.  Time of Essence.  Time shall be of the essence in this Agreement
               ---------------
and the Warrant.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.


                                  SYQUEST TECHNOLOGY, INC.

                                  By: /s/ EDWARD L. MARINARO
                                     ---------------------------------
                                  Name:   Edward L. Marinaro
                                  Title:  Chairman of the Board


                                  FLETCHER INTERNATIONAL LIMITED

                                  By: /s/ TODD J. FLETCHER
                                     ---------------------------------
                                  Name:   Todd J. Fletcher
                                  Title:  Vice Chairman

                             SCHEDULE OF EXCEPTIONS

                                                                         ANNEX A

                         (Form of Warrant Certificate)


          The Warrant represented by this certificate was issued on November 13, 1996 (the "Closing Date) pursuant to the Subscription Agreement dated November 12, 1996 between SyQuest Technology, Inc. and Fletcher International Limited. Neither the Warrant represented by this certificate nor the securities issuable upon exercise hereof have been registered under the Securities Act of 1933, as amended (the "Act"). The Warrant represented by this certificate may not be exercised by or on behalf of any U.S. Person (as defined in Regulation S under the Act ("Regulation S")) unless the securities issuable upon exercise hereof are registered under the Act or an exemption from such registration is available. The Warrant represented hereby has been issued and sold in reliance on the exemption from registration provided by Regulation S.


Warrant No. __________

                              Warrant Certificate


                            SYQUEST TECHNOLOGY, INC.

     This Warrant Certificate certifies that FLETCHER INTERNATIONAL LIMITED ("Fletcher"), or its registered assigns, is the registered holder of one Warrant (the "Warrant") expiring on November 13, 2001 (the "Termination Date") to purchase shares of common stock, par value $.001 per share (the "Common Stock"), of SYQUEST TECHNOLOGY, INC., a Delaware corporation (the "Issuer"). The Warrant entitles the holder to purchase from the Issuer up to the Maximum Amount (as defined below) of Warrant Shares (as defined below) at a per share Exercise Price (as defined below). A "Warrant Share" initially represents one fully paid and nonassessable share of Common Stock, based upon an Exchange Rate

(as defined below) of one-for-one, subject to adjustment pursuant to Section 10 hereof.

     The Warrant represented hereby was issued on November 13, 1996 (the "Closing Date") pursuant to the Subscription Agreement dated November 12, 1996 (the "Subscription Agreement"), between the Issuer and Fletcher, and is subject to the terms and conditions thereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Subscription Agreement. A copy of the Subscription Agreement may be obtained by the registered holder hereof upon written request to the Issuer.

     The initial number of Warrant Shares will equal:

                                     [   8           ]
                        1,500,000 x  [ ------   1.35 ]
                                     [ X 1.15        ]

     where X represents the average of the daily volume-weighted average prices of the Common Stock as reported by Bloomberg, L.P. ("Bloomberg") for the eight-month period beginning on the Closing Date and ending on July 12, 1997 (the "Initial Period"); provided that the number of Warrant Shares will not be greater than 1,875,000 or be less than 375,000; provided further that if, on the last date of the Initial Period, Fletcher owns at least 750,000 shares of Common Stock, then the number of Warrant Shares shall be 1,875,000. If a third party merges or consolidates with, or acquires all or substantially all the assets of, the Issuer during the Initial Period, the number of Warrant Shares shall equal 1,875,000. The number of Warrant Shares issuable hereunder as determined in this paragraph is referred to herein as the "Maximum Amount". If the Exchange Rate of each Warrant Share is adjusted as provided in Section 10, the total number of shares of Common Stock issuable hereunder may be greater or fewer than the Maximum Amount.

     The exercise price per Warrant Share shall be $5.6875, the last sales price of the Common Stock as reported by Bloomberg on November 12, 1996 (plus transfer taxes, if applicable, the "Exercise Price"). The Exercise Price multiplied by the Exercise Amount (as defined below) at any Exercise Date (as defined below) is referred to as a "Warrant Purchase Price".

     The Warrant represented hereby shall have the following additional terms:

1. The Warrant is not exercisable until 65 days (the "Notice Period") after the holder delivers a notice (a "65 Day Notice") to the Issuer designating an aggregate number of Warrant Shares (the "Exercisable Number"). A 65 Day Notice may be given at any time after the Closing Date, provided that the Exercisable Number may not exceed 375,000 during the Initial Period, except, if, during the Initial Period, a third party merges or consolidates with, or acquires all or substantially all the assets of, the Issuer, in which case the Exercisable Number shall equal 1,875,000. If the initial 65 Day Notice does not designate all of the Warrant Shares, the Warrant will become exercisable for some or all of the remaining Warrant Shares upon delivery of one or more 65 Day Notices increasing the Exercisable Number after a further Notice Period. From time to time following the Notice Period, the Warrant represented hereby may be exercised on any Business Day prior to the Termination Date (an "Exercise Date") for any quantity of Warrant Shares, such that the aggregate number of Warrant Shares issued hereunder is less than or equal to the Exercisable Number. To exercise the Warrant, the registered holder must, prior to the Termination Date, surrender this Warrant Certificate to the Issuer at its principal office with the Exercise Notice attached hereto (an "Exercise Notice") duly completed and signed by the registered holder hereof and stating the total number of Warrant Shares in respect of which the Warrant is then exercised (the "Exercise Amount") and tender the applicable Warrant Purchase Price. In order to exercise the Warrant, the registered holder hereof is required to give written certification that it is not a U.S. Person (as defined in Regulation S) and the Warrant is not being exercised on behalf of a U.S. Person or, at the Issuer's option, deliver an opinion of counsel to the effect that the Warrant and the Warrant Shares have been registered under the Act or are exempt from registration thereunder. The Warrant shall be exercisable only in the minimum amount of 10,000 Warrant Shares and integral multiples of 10,000 Warrant Shares in excess thereof (or such lesser amount as shall constitute the full amount remaining of this Warrant). As used herein the term "Business Day" means any day on which banks in the City of New York and the State of California are open for business.

2. On the Business Day following an Exercise Date (an "Issue Date"), the Issuer shall issue and cause to be delivered to the registered holder hereof at such address as such holder shall specify in the Exercise Notice a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrant, registered in such holder's name, together with cash (if any) as provided in paragraph 4. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of such Exercise Date.

3. If on such Issue Date the number of Warrant Shares to be delivered shall be less than the total number of Warrant Shares deliverable hereunder, there shall be issued to the holder hereof or his assignee on such Issue Date a new warrant certificate substantially identical to this Warrant Certificate, except that such new warrant certificate shall evidence the right to purchase the number of Warrant Shares equal to (x) the total number of Warrant Shares deliverable hereunder less (y) the number of Warrant Shares so delivered.

4. The Issuer shall not be required to issue fractional Warrant Shares on the exercise of the Warrant represented hereby. The number of full Warrant Shares which shall be issuable upon the exercise of the Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this paragraph 4, be issuable on the exercise of the Warrant, the Issuer shall pay an amount in cash equal to the last per share sale price of the Common Stock on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction (subject to adjustment pursuant to Section 10).

5. For so long as the Warrant represented hereby has not been exercised in full, the Issuer shall at all times prior to the Termination Date reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for issuance upon exercise of the Warrant represented hereby, the number of shares of Common Stock and any other Capital Stock (as defined below) then so issuable. In furtherance of the foregoing, subject to adjustment pursuant to Section 10, the Issuer shall reserve for issuance hereunder, not less than 1,875,000 shares of Common Stock during the Initial Period, and not less than the Maximum Amount thereafter. In the event the number of shares of Common Stock or other securities issuable in respect of the Warrant Shares exceeds the authorized number of shares of Common Stock or other securities, the Issuer shall promptly take all actions necessary to increase the authorized number, including causing its Board of Directors to call a special meeting of stockholders and recommend such increase.

6. By accepting delivery of this Warrant Certificate, the registered holder hereof covenants and agrees with the Issuer not to exercise or transfer the Warrant or any Warrant Shares except in compliance with the terms of the Subscription Agreement and this Warrant Certificate.

7. By accepting delivery of this Warrant Certificate, the registered holder hereof covenants and agrees with the Issuer that the Warrant may not be sold, assigned, conveyed, encumbered, pledged, hypothecated or in any other manner disposed of or transferred, in whole or in part, unless and until such holder shall deliver to the Issuer (i) written notice thereof and of the name and address of the transferee, (ii) a written agreement, in form and substance reasonably satisfactory to the Issuer, of the transferee to comply with the applicable terms of the Subscription Agreement and this Warrant Certificate and (iii) a written certification of appropriate officers of the transferee that such transferee is not a U.S. Person (as defined in Regulation S) or any person holding on behalf of any U.S. Person or, at the Issuer's option, an opinion of counsel to the effect that such transfer of the Warrant is exempt from registration under the Act. If a portion of the Warrant is transferred, all rights of the registered holder hereunder may be exercised by the transferee (subject to the requirement that such transferee shall (i) be neither a U.S. Person nor exercising on behalf of a U.S. Person or (ii) otherwise provide an opinion of counsel to the effect that the Warrant and the Warrant Shares have been registered under the Act or are exempt from registration thereunder) in respect of the number of Warrant Shares transferred with the portion of the Warrant, provided that any registered holder of the Warrant may deliver a 65 Day Notice, an Exercise Notice or elect the form of consideration pursuant to
     Section 10 only with respect to the Warrant Shares subject to such holder's portion of the Warrant, and, for purposes of paragraph 10(d), the calculation of the Black-Scholes Warrant Value shall be made by the registered holder(s) of a majority in interest of the Warrant.

8. The Issuer will pay all documentary stamp taxes (if any) attributable to the issuance of Warrant Shares upon the exercise of the Warrant by the registered holder hereof; provided, however, that the Issuer shall not be
                               --------  -------
     required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of the Warrant Certificate or any certificates for Warrant Shares in a name other than that of the registered holder of the Warrant Certificate surrendered upon the exercise of a Warrant, and the Issuer shall not be required to issue or deliver the Warrant Certificate or certificates for

     Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

9. In case this Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Issuer may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Issuer of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, reasonably satisfactory to the Issuer. Applicants for a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Issuer may prescribe.

10. The number of shares of Common Stock (and other Capital Stock or property) (as adjusted from time to time, the "Exchange Rate") issuable in respect of each Warrant Share upon the exercise of the Warrant and the terms and conditions of the Warrant are subject to adjustment by the Issuer, in consultation with the holder hereof, from time to time as follows:

     (a)  If the Issuer:

          1. subdivides its outstanding shares of Common Stock into a greater number of shares;

          2. combines its outstanding shares of Common Stock into a smaller number of shares; or

          3. issues by reclassification of its Common Stock any shares of its Capital Stock;

          then the Exchange Rate in effect immediately prior to such action shall be adjusted so that the registered holder hereof shall thereafter be entitled to receive upon exercise of the Warrant in respect of each Warrant Share the number of shares of Common Stock or other Capital Stock of the Issuer that such holder would have received immediately following such action if such holder had so exercised the Warrant immediately prior to such action.

          As used herein, the term "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

          Such adjustment shall become effective simultaneously with the effective date of any subdivision, combination or reclassification.

          If, after an adjustment, the registered holder hereof would receive upon exercise shares of two or more classes of Capital Stock of the Issuer, the Exchange Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to each such class of Capital Stock as is contemplated hereby with respect to the Common Stock, on terms comparable to those applicable to Common Stock hereunder.

     (b) Whenever any of the actions described in this Section 10 are to be taken, the Issuer shall provide the notices required by paragraph 12 hereof.

     (c)  Reserved.

     (d) The Issuer covenants and agrees with the registered holder hereof not to consolidate or merge with or into, or sell, transfer or lease all or substantially all its assets to, any person (any of which, a "Transaction"), unless, at the election of the registered holder hereof (or if such holder does not notify the Issuer of such election within 20 days after being notified of the Transaction, at the election of the Issuer) on the effective date of such Transaction (the "Transaction Date"), either:

          1. the Issuer shall have redeemed the Warrant represented hereby by paying to such holder, upon surrender of this Warrant Certificate, a cash payment equal to the Black-Scholes value of the unexercised portion of the Warrant from the effective date of the Transaction until the Warrant Expiration Date (the "Black-Scholes Warrant Value"), computed as of such Transaction Date; or

          2. (a) such person shall expressly assume in writing all of the obligations of the Issuer under the Subscription Agreement and hereunder and deliver notice thereof to the registered holder hereof; and

               (b) upon consummation of such Transaction, the Warrant shall automatically become exercisable for the common stock of the acquiror (without regard to the form of acquisition consideration) with similar terms and at an exercise price that would result in a Black-Scholes Warrant Value of the Warrant computed immediately after the Transaction equal to the Black-Scholes Warrant Value of the Warrant computed immediately before the Transaction.

          For purposes of this paragraph 10(d), the factors to be used in the calculation of the Black-Scholes Warrant Value are as follows:

          Stock Price:         the last sales price of the Common Stock reported
                               by Bloomberg on the last Trading Day prior to the
                               Transaction Date (the "Last Trading Day")
          Time To Expiration:  the number of Trading Days between the Last
                               Trading Day and the Termination Date
          Exercise Price:      Exercise Price
          Volatility:          volatility shown by Bloomberg for the past 260
                               days at close on the Last Trading Day, unless the
                               Time to Expiration is less than 260 Trading Days,
                               in which case use volatility shown by Bloomberg
                               at close on the Last Trading Day for the number
                               of Trading Days from the Last Trading Day to the
                               Termination Date
          Risk-Free            closing yield as of the Last Trading Day as
          Interest Rate:       quoted in the Wall Street Journal for U.S.
                               Treasury bond with a maturity date closest to the Termination Date

          Number of Shares
          Outstanding (N):  total number of shares of Common Stock
                            outstanding as of the Last Trading Day
          Exercisable
          Common Stock (n): the number of shares of Common Stock exercisable under the Warrant as of the Transaction Date

          The Black-Scholes Warrant Value will be calculated using the factors shown above. A preliminary calculation of the Black-Scholes Warrant Value, and, if applicable, the exercise price contemplated by paragraph 10(d)2.(b) hereof, (utilizing then-current values for each factor) will be delivered by Fletcher to SyQuest not later than the tenth day after it receives notice of a Transaction by SyQuest. SyQuest, in turn, will respond within five days with any comments or questions and reach agreement with Fletcher on the preliminary factors. On the Transaction Date, Fletcher, in consultation with SyQuest, will calculate the final Black-Scholes Warrant Value utilizing the then-current values for each factor; such calculation will be utilized to compute the values called for in paragraph 10(d). It shall be a condition to any Transaction that the consideration provided for herein shall be paid in full, in the case of cash, or delivered, in the case of a warrant, all in accordance with the terms hereof, immediately prior to the consummation of the Transaction. As used herein, the term "Trading Day" means any day on which SyQuest's Common Stock is quoted on NASDAQ or, if applicable, other national securities exchange.

     (e) After an adjustment to the Exchange Rate hereunder, any subsequent event requiring an adjustment hereunder shall cause an adjustment to the Exchange Rate as so adjusted.

     (f) Upon the issuance of any stock dividend or distribution of Common Stock pro rata to all holders of Common Stock, the Exchange Rate shall be adjusted so that the registered holder hereof on the record date for such distribution shall be entitled to receive such dividend or distribution on the same terms as the holders of Common Stock upon exercise hereof.

11.  Reserved.

12. Except as provided in the following paragraph, upon any adjustment of the Exchange Rate pursuant to paragraph 10, the Issuer shall promptly thereafter but in any event within 15 days following such adjustment (i) cause to be delivered to the registered holder hereof a certificate of its Chief Financial Officer setting forth the Exchange Rate after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be delivered to the registered holder hereof at its address appearing on the Warrant Register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as part of the notice required to be mailed under the other provisions of this paragraph 12.

In case:

     (a) the Issuer shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

     (b) of any proposal for a consolidation or merger to which the Issuer is a party, the sale or transfer of all or substantially all of the assets of the Issuer, or any reclassification or change of Common Stock issuable upon exercise of the Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or of a tender offer or exchange offer for shares of Common Stock; or

     (c) of the voluntary or involuntary dissolution, liquidation or winding up of the Issuer; or

     (d) the Issuer proposes to take any action which would require an adjustment of the Exchange Rate pursuant to paragraph 10;

     then the Issuer shall cause to be given to the registered holder hereof at his or her address appearing on the Warrant Register (as defined below), at least 20 days (or 10 days in any case specified in clause (a) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up.

13. The Issuer shall serve as warrant agent (the "Warrant Agent") under this Agreement. The Warrant Agent hereunder shall at all times maintain a register (the "Warrant Register") of the holders of Warrants. Upon 30 days' notice to the registered holder hereof, the Issuer may appoint a new Warrant Agent. Such new Warrant Agent shall be a corporation doing business and in good standing under the laws of the United States or any state thereof, and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Warrant Agent prior to its appointment; provided that such reports are published at
                                     --------
     least annually pursuant to law or to the requirements of a federal or state
     supervising or examining authority.    After acceptance in writing of such
     appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Issuer and shall be legally and validly executed and delivered by the Issuer.

     Any corporation into which the Issuer or any new Warrant Agent may be merged or any corporation resulting from any consolidation to which the Issuer or any new Warrant Agent shall be a party or any corporation to which the Issuer or any new Warrant Agent transfers substantially all of its corporate trust or shareholders services business shall be a successor Warrant Agent under this Agreement without any further act; provided that
                                                                 --------
     such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of this paragraph 13 or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to the registered holder hereof at such holder's last address as shown on the Warrant Register.

     This Warrant Certificate shall not be valid unless signed by the Issuer.

     IN WITNESS WHEREOF, SyQuest Technology, Inc. has caused this Warrant Certificate to be signed by its duly authorized officer.

Dated:  November 13, 1996

                              SYQUEST TECHNOLOGY, INC.

                              By: /s/     EDWIN L. HARPER
                                  ----------------------------------------------
                                  Name:   Edwin L. Harper
                                  Title:  President and Chief Executive Officer

                            FORM OF EXERCISE NOTICE

                 (To Be Executed Upon Exercise of the Warrant)

                                    [DATE]

SyQuest Technology, Inc.
47071 Bayside Parkway
Fremont, CA 94538
Attention:  Chief Financial Officer


     Re:  Warrant No.
          ---------------------------

Ladies and Gentlemen:

          The undersigned is the registered holder of the above-referenced warrant (the "Warrant") issued by SyQuest Technology, Inc., evidenced by the Warrant Certificate attached hereto, and hereby elects to exercise the Warrant to purchase _________ Warrant Shares (as defined in such Warrant Certificate) and herewith tenders $_____________ by certified or official bank check to the order of SyQuest Technology, Inc. as payment for such Warrant Shares in accordance with the terms of such Warrant Certificate and the Subscription Agreement (as defined in the Warrant Certificate). The undersigned either (i) hereby certifies that it is not a "U.S. Person" (as defined in Regulation S under the Securities Act of 1933, as amended (the "Act")), it is not exercising this Warrant on behalf of any U.S. Person and the Warrant is not being exercised within the United States, or (ii) at the Issuer's option, delivers herewith an opinion of counsel to the effect that the Warrant and the Warrant Shares have been registered under the Act or are exempt from registration thereunder. This exercise notice is accompanied by the certificates required to be delivered pursuant to Section 8 of the Subscription Agreement.

          In accordance with the terms of the attached Warrant Certificate, the undersigned requests that certificates for such Warrant Shares be registered in the name of and delivered to the undersigned at the following address:

                            ________________________
                            ________________________
                            ________________________

          By providing the above address, the undersigned confirms that, upon exercise of the Warrant, the Warrant Shares will not be delivered within the United States (as defined in Regulation S under the Act) unless (i) in an offering deemed to meet the definition of "offshore transaction" pursuant to paragraph (i)(3) of Rule 902 under the Act or (ii) an opinion of counsel has been provided to the effect that the

Warrant and the Warrant Shares have been registered under the Act or an exemption from such registration is available.

          [IF THE NUMBER OF WARRANT SHARES TO BE DELIVERED IS LESS THAN THE TOTAL NUMBER OF WARRANT SHARES DELIVERABLE UNDER THE WARRANT, INSERT THE FOLLOWING -- The undersigned requests that a new warrant certificate substantially identical to the attached Warrant Certificate be issued to the undersigned evidencing the right to purchase the number of Warrant Shares equal to (x) the total number of Warrant Shares deliverable under the Warrant less (y) the number of Warrant Shares to be delivered in connection with this exercise.]

                              NAME OF REGISTERED HOLDER
                              [ADDRESS]

                              By:
                                 --------------------------------
                                  Name:
                                  Title: